Exhibit 99.1

News Release

Contact:  Chris Ripley, Chief Financial Officer

Lucy Rutishauser, SVP-Corporate Finance & Treasurer

(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

•     REPORTS $0.49 DILUTED EARNINGS PER SHARE

•     DECLARES $0.165 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (November 5, 2014) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and nine months ended September 30, 2014.

“This has been an active quarter with the expansion of our sports content offerings, strengthening our station portfolio, and solidifying our network relationships,” commented David Smith, President and CEO of Sinclair.  “We were also successful in opportunistically repurchasing 1.9 million shares of our common stock since our August earnings report, representing an approximate 9% return to our current share price.  For 2014, we are on track to distribute to our shareholders, in the form of dividends paid and shares repurchased, approximately 50% of our 2014 as reported free cash flow.”

Three Months Ended September 30, 2014 Financial Results:

•                  Net broadcast revenues from continuing operations increased 47.9% to $448.1 million, versus $303.0 million in the prior year period.

•                  Operating income was $101.7 million, an increase of 39.6% versus $72.8 million in the prior year period.

•                  Net income attributable to the Company was $48.3 million, versus net income of $36.3 million in the prior year period.

•                  Diluted earnings per common share were $0.49 as compared to $0.36 in the prior year period.

Nine Months Ended September 30, 2014 Financial Results:

•                  Net broadcast revenues from continuing operations increased 46.8% to $1.226 billion, versus $835.2 million in the prior year period.

•                  Operating income was $285.7 million, an increase of 29.4% versus $220.8 million in the prior year period.

•                  Net income attributable to the Company was $116.8 million, versus net income of $71.2 million in the prior year period.

•                  Diluted earnings per common share were $1.19 as compared to $0.78 in the prior year period.

Three Months Ended September 30, 2014 Operating Highlights:

•                  Political revenues were $33.8 million versus $2.7 million in the third quarter of 2013.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 43.4% versus the third quarter of 2013, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 64.2% versus the third quarter of 2013.

•                  Excluding political revenues, local net broadcast revenues increased 41.9% and national net broadcast revenues increased 22.9% versus the third quarter of 2013.

•                  Our fastest growing advertising categories included political, medical, telecommunications, furniture and drugs/cosmetics.  Categories that declined were direct response, automotive, restaurants and fast food versus third quarter of 2013.

Recent Corporate Developments:

Station Transactions:

•                  In August 2014, the company announced it entered into an agreement to sell its television stations WTTA-TV (MyNet) in Tampa, FL and KXRM-TV (FOX) and KXTU-TV (CW) in Colorado Springs, CO to Media General.  At the same time, the Company announced it would purchase the broadcast assets of WJAR-TV (NBC) in Providence, RI owned by Media General, Inc., WLUK-TV (FOX) and WCWF-TV (CW) in Green Bay, WI owned by LIN Media, LLC, and WTGS-TV (FOX) in Savannah, GA owned by WTGS Television, LLC and operated by LIN through a shared services arrangement.  The transaction is expected to close in the fourth quarter of 2014.

•                  In September 2014, the Company closed on its previously announced acquisition of WGXA-TV (FOX/ABC) in Macon, GA.

•                  In September 2014, the Company closed on its previously announced sale of WHTM-TV (ABC) in Harrisburg, PA to Media General.

•                  On November 1, the Company closed on the previously announced purchase of the non-license assets of 8 stations in 3 markets from New Age Media (“New Age”).

•                  On November 1, the Company closed on the previously announced purchase of the non-license assets of KSNV-TV (NBC) in Las Vegas, NV from Intermountain West.

Affiliation Agreements:

•                  In July 2014, the Company renewed its FOX affiliation agreements in Fresno, CA, Sioux City, IA, Omaha, NE, and Bakersfield, CA through December 31, 2015.  The Company’s JSA partner in Champaign/Springfield, IL renewed its FOX affiliation agreement also through December 31, 2015.

•                  In September 2014, the Company renewed 13 of its ABC affiliation agreements that were to expire in 2014 and 2015, extending the maturities to August 31, 2019 and 2020.

Original Content:

•                  In September 2014, the Company announced that American Sports Network (“ASN”) entered into syndication rights agreements with 53 different companies to broadcast ASN’s collegiate games in non-Sinclair markets.  Together with the Sinclair markets, the ASN sporting events are being carried regularly in DMAs that represent over 90 million U.S. households. The Company also announced that ASN entered into comprehensive sports rights agreements with the Western Athletic Conference, the Horizon League, and the Ohio Valley Conference, which are in addition to Conference USA, the Colonial Athletic Association, the Big South Conference, the Southern Conference and the Patriot League.

•                  In September 2014, ASN secured multi-year rights to the International Motor Sports Association Porsche GT3 Cup Challenge USA races.

•                  In September, the Company announced that its Ring of Honor wrestling franchise (“ROH”) entered into its first syndication agreement with WATL-TV in Atlanta, GA.  Since then, another 4 markets with various companies have been added, as well as COX Sports Television that covers 12 additional markets, including Cleveland, San Diego and New Orleans.  In total, ROH’s syndicated deals reach over 3 million TV households and over 4 million cable homes.  ROH also entered into a licensing agreement to develop, market and manufacture a line of collectible ROH figures and accessories.

•                  In August 2014, the Company announced the launch of Sinclair Original Programming, a division of the Company involved in the creation and development of original content.

•                  In October, the Company entered into a multicast agreement in 47 markets with Grit, a male-centric over-the-air broadcast television network.

Spectrum Opportunities:

•                  In October 2014, the Company’s subsidiary, ONE Media, announced that it is set to unveil its next generation broadcast transmission platform in November 2014.

•                  In October 2014, the Company and Technicolor collaborated to bring the first-ever successful transmission of a more efficient video codec that will allow broadcasters to provide over-the-air HDTV and “4k” UltraHD.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $99.4 million in cash and cash equivalents, was $3,688.5 million at September 30, 2014 versus net debt of $2,719.4 million at June 30, 2014.

•                  In October, 2014, the Company redeemed, in full, $237.5 million of 8.375% Senior Unsecured Notes due 2018 (“the Notes”).  The Notes were called at 104.1875% of their par value.  The redemption was funded through a combination of previously raised bank debt and cash on hand.

•                  As of September 30, 2014, 70.4 million class A common shares and 26.0 million class B common shares were outstanding, for a total of 96.4 million common shares outstanding.

•                  In the third quarter, the Company repurchased $26.1 million or 1.0 million shares of its common stock and another $24.2 million or 0.9 million shares in the fourth quarter.  For 2014, the Company has repurchased a total of $132.7 million or 4.9 million shares.  There is $134.8 million of remaining authorization.

•                  In September 2014, the Company paid a $0.165 per share quarterly cash dividend to its shareholders.

•                  Capital expenditures in the third quarter of 2014 were $31.6 million.

•                  Program contract payments were $22.1 million in the third quarter of 2014.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:

The following acquisitions closed during 2013 and, therefore, the results of these acquired stations were not included in the corresponding 2013 periods, pre-acquisition: the COX stations (May 1, 2013), WUTB (June 3, 2013), the Fisher stations (August 8, 2013), the Titan and El Paso stations (October 1, 2013), the Portland, ME station (November 1, 2013), the Reno, NV station (November 21, 2013), and the Barrington stations (November 22, 2013).  The Outlook section includes the Allbritton stations (August 1, 2014) and the Macon station (September 1, 2014).  The New Age stations, KSNV in Las Vegas, and the announced station swaps are not included in the Outlook section.

“Despite some political races in our markets not being as highly contested as anticipated or as many ballot issues up for vote as in prior election years, we still expect to generate a record-breaking approximate $78 million of political advertising in fourth quarter,” commented David Amy, Executive Vice President and Chief Operating Officer.  “In addition, we are seeing positive ratings in some of the newly-launched network shows, as well as from our investments in college sports, local news and syndicated content.”

The Company currently expects to achieve the following results for the three months ending December 31, 2014 and year ending December 31, 2014:

Fourth quarter 2014

•                  Net broadcast revenues from continuing operations, before barter, are expected to be approximately $533.7 million to $536.4 million, up 39.6% to 40.3% year-over-year.  Embedded in these anticipated results are:

•                  $78.0 million in political revenues as compared to $6.7 million in the fourth quarter of 2013.

•                  Barter and trade revenue are expected to be approximately $33.0 million.

•                  Barter expense is expected to be approximately $29.0 million.  Trade expense is included in television expenses (defined below).

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense of $4.0 million, are expected to be approximately $268.1 million.

•                  Stock-based compensation expense is expected to be $1.5 million.

•                  Program contract amortization expenses are expected to be approximately $30.1 million.

•                  Program contract payments are expected to be approximately $23.8 million.

•                  Corporate overhead is expected to be approximately $17.2 million, which includes $1.5 million of stock-based compensation.

•                  Other operating division revenues less other operating division expenses are expected to be $4.0 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $26.2 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $36.2 million.

•                  Net interest expense is expected to be approximately $46.4 million, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section and the recent financings.

•                  Loss on extinguishment of debt is expected to be $14.6 million as a result of the call of the 8.375% Senior Unsecured Notes in October 2014.

•                  Cash taxes paid are expected to be approximately $49.2 million, based on the assumptions discussed in this “Outlook” section.  The Company’s effective tax rate is expected to be approximately 36.4%.

•                  Capital expenditures are expected to be approximately $17.9 million.

Full Year 2014

•                  Net broadcast revenues from continuing operations, before barter, are expected to be approximately $1,759.8 million to $1,762.5 million, up 44.5% to 44.8% year-over-year.  Embedded in these anticipated results are:

•                  $129.5 million in political revenues as compared to $11.8 million in the fourth quarter of 2013.

•                  Barter and trade revenue is expected to be approximately $118.8 million.

•                  Barter expense is expected to be approximately $104.8 million.

•                  Station production expenses and station selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $941.6 million.

•                  Stock-based compensation expense is expected to be $5.9 million.

•                  Program contract amortization expense is expected to be approximately $106.3 million.

•                  Program contract payments are expected to be approximately $93.3 million.

•                  Corporate overhead is expected to be approximately $67.4 million.

•                  Stock-based compensation expense is expected to be approximately $8.5 million.

•                  Other operating division revenues less other operating division expenses are expected to be $13.1 million of income, assuming current equity interests.

•                  Depreciation on property and equipment is expected to be approximately $101.1 million, assuming the capital expenditure assumption below.

•                  Amortization of acquired intangibles is expected to be approximately $120.4 million.

•                  Net interest expense is expected to be approximately $173.8 million (approximately $164.3 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section and the recent financings.

•                  The Company’s effective tax rate is expected to be approximately 31.0%.

•                  Capital expenditures are expected to be $76.0 million, which assumes investments in HD news, master control upgrades, building consolidation projects, and ASN capital requirements.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan which closed in March 2013, and for the sale of WLWC-TV, our CW affiliate in the Providence, RI/New Bedford, MA market, which closed in April 2013.  Therefore, the related results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2014 results on Wednesday, November 5, 2014, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair Broadcast Group, Inc. is the largest and one of the most diversified television broadcasting companies with affiliations with all the major networks.  Sinclair’s television group, after pending transactions, will reach approximately 37.5% of U.S. television households, reaching 79 markets, and broadcasting 377 channels.  The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming and performance of, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Station broadcast revenues, net of agency commissions	$448,056	$303,028	$1,226,088	$835,223
Revenues realized from station barter arrangements	28,482	20,653	85,843	60,930
Other operating divisions revenues	18,418	14,963	50,809	39,263
Total revenues	494,956	338,644	1,362,740	935,416
OPERATING EXPENSES:
Station production expenses	150,263	98,939	411,605	265,066
Station selling, general and administrative expenses	97,303	66,115	261,823	171,350
Expenses recognized from station barter arrangements	24,764	18,082	75,769	53,478
Amortization of program contract costs and net realizable value adjustments	28,622	19,229	76,137	56,746
Other operating divisions expenses	14,919	12,746	41,697	33,351
Depreciation of property and equipment	25,342	17,408	74,972	47,108
Corporate general and administrative expenses	16,991	16,109	50,229	38,806
Amortization of definite-lived intangible and other assets	34,478	17,168	84,195	48,727
Loss on asset dispositions	611	—	611	—
Total operating expenses	393,293	265,796	1,077,038	714,632
Operating income	101,663	72,848	285,702	220,784
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(47,950)	(39,867)	(127,609)	(123,029)
Loss from extinguishment of debt	—	—	—	(16,283)
Income (loss) from equity and cost method investments	1,928	1,571	2,768	115
Other income, net	651	488	2,583	1,427
Total other expense	(45,371)	(37,808)	(122,258)	(137,770)
Income from continuing operations before income taxes	56,292	35,040	163,444	83,014
INCOME TAX PROVISION	(7,524)	(4,489)	(45,418)	(22,992)
Income from continuing operations	48,768	30,551	118,026	60,022
DISCONTINUED OPERATIONS:
Income from discontinued operations, includes income tax benefit (provision) of $0, $6,107, $0 and $10,806, respectively	—	6,100	—	11,558
NET INCOME	48,768	36,651	118,026	71,580
Net income attributable to the noncontrolling interests	(427)	(309)	(1,192)	(415)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$48,341	$36,342	$116,834	$71,165
Dividends declared per share	$0.165	$0.15	$0.465	$0.45

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.50	$0.30	$1.20	$0.66
Basic earnings per share from discontinued operations	$—	$0.06	$—	$0.13
Basic earnings per share	$0.50	$0.37	$1.20	$0.78
Diluted earnings per share from continuing operations	$0.49	$0.30	$1.19	$0.65
Diluted earnings per share from discontinued operations	$—	$0.06	$—	$0.13
Diluted earnings per share	$0.49	$0.36	$1.19	$0.78
Weighted average common shares outstanding	97,154	99,473	97,712	90,982
Weighted average common and common equivalent shares outstanding	97,896	100,239	98,414	91,549

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$48,341	$30,242	$116,834	$59,607
Income from discontinued operations, net of tax	—	6,100	—	11,558
Net income	$48,341	$36,342	$116,834	$71,165

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